AMENDMENT NO. 19

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES

AGREEMENT

This Amendment (the “Amendment”), effective July 1, 2017 amends the Third Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware statutory trust, is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties agree to amend the Agreement to reduce the administrative services fee in Section 5 of the Agreement from 0.25% to 0.15%;

NOW THEREFORE, the parties agree that:

1.	Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“As full compensation for the services performed under Item 2, above, the Portfolios shall pay AIM an amount up to an annual rate of 0.15% of the average net asset value of each Portfolio.

In no event will the fee exceed an amount in excess of AIM’s costs (including amounts charged by various Insurance Companies and Qualified Plans pursuant to agreements with Invesco in amounts up to 0.15% of net assets attributable to separate accounts of such Insurance Companies or Qualified Plans) in providing or causing others to provide such services. Such amounts shall be paid to the Administrator on a quarterly basis. To the extent that the Administrator’s costs exceed 0.15%, such excess amount shall be borne by the Administrator and the Administrator will not seek reimbursement at a later time for such excess amounts on services previously rendered if the Administrator’s costs are later reduced to an amount below 0.15%.”

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

INVESCO ADVISERS, INC.

Attest:	/s/ Stephen R. Rimes	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

(SEAL)

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

Attest:	/s/ Stephen R. Rimes	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

(SEAL)

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